CERTIFICATE OF AMENDMENT
                              TO
                 THE ARTICLES OF INCORPORATION
                              OF
                 GOLDEN PANTHER RESOURCES, LTD.


     The undersigned President and Secretary of Golden Panther Resources, Ltd., a Nevada corporation, pursuant to the provisions of Section 78.385 and 78.390, of the Nevada Revised Statutes, for the purpose of amending the Articles of Incorporation of the said Corporation, do certify as follows:

     That the Board of Directors of the said corporation, at a meeting duly convened and held on the 26th day of September, 1997, adopted resolutions to amend the Articles of Incorporation, as follows:


ARTICLE III shall be amended as follows:

The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

"To engage in any lawful activity and to concentrate on the acquisition, exploration and development of mineral resource properties worldwide."

ARTICLE IV shall be amended as follows:

The aggregate number of common shares which the corporation shall have the authority to issue is 100,000,000 shares of common stock at a par value of $0.001 per share.

The aggregate number of preferred shares which the corporation shall have the authority to issue is 10,000,000 of preferred stock at a par value of $0.10 per share issued in series.

There shall be no cumulative voting and all pre-emptive rights are denied. Each share shall entitle the holder thereof to one vote at all meetings of the shareholders.

Shareholders shall not be liable to the corporation or its creditors for any debts or obligations of the corporation.

The foregoing amendments to the Articles of Incorporation were duly adopted by the shareholders of the Corporation at the 1997 Annual General Meeting held September 26th, 1997, pursuant to Section 78.320 of the Nevada Revised Statute.

The number of shares of Common Stock of the Corporation outstanding and entitled to vote on the foregoing amendments to the Articles of Incorporation on September 26th, 1997 were 16,547,554 shares and the said amendments were approved and consented to by 12,051,150 shares being voted in person or by proxy, which represented more than a 50% majority of the issued and outstanding shares of the Common Stock of the Corporation.

The undersigned President and Secretary of the Corporation hereby declare that the foregoing Certificate of Amendment to Articles of Incorporation is true and correct to the best of their knowledge and belief.

IN WITNESS WHEREOF, this certificate has been executed by the undersigned on September 26th, 1997.



/s/ Penny Perfect                   /s/ Katharine Johnston
-----------------                   ----------------------
Penny Perfect, President      Katharine Johnston, Secretary